Consent of Independent Registered Public Accounting Firm

The Board of Directors

ClearBridge Energy MLP Total Return Fund Inc.

We consent to use of our report dated May 10, 2012, included herein, with respect to the statement of assets and liabilities (in Organization) of ClearBridge Energy MLP Total Return Fund Inc. as of April 30, 2012, and the related statement of operations (in Organization) for the period from April 10, 2012 to April 30, 2012, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

New York, New York

June 25, 2012